EXHIBIT 10.1


                           EXECUTIVE SERVICE AGREEMENT


THIS EXECUTIVE SERVICE AGREEMENT (the "Agreement") is deemed made, entered into and effective this 1st day of April, 2008 (the "Effective Date").

BETWEEN: Uranium International Corp, is a Nevada Corporation, whose principal office is 4801 Lang Avenue N.E., Suite 110, Albuquerque, New Mexico 87109
                                                                (the "Company").

And: Cleary Petroleum Corporation, an Oklahoma corporation, whose principal office is 2601 Northwest Expressway, Suite 801 W, Oklahoma City, Oklahoma, through whom the General Services will be provided.
                                                                     ("Cleary").

AND: Richard M. Cherry, of 429 Summit Way, Norman, Oklahoma 73071, an employee of Cleary and the person that will provide the General Services to Company hereunder.
                                                              (the "Executive").

WHEREAS:

A. The Company is a reporting company incorporated under the laws of the State of Nevada, U.S.A., and has its common shares listed for trading on the NASDAQ Over-The-Counter Bulletin Board;

B. The Company is involved in the principal business of acquiring, exploring and developing various resource properties of merit and particularly in those resource properties with uranium mineral development prospects (collectively, the "BUSINESS''');

C. The Executive is a Professional Engineer and has extensive experience in and specialized knowledge in providing consulting advise on exploration strategies, management and operational service considerations to mineral companies involved in the areas of Business carried out by the Company and has to date provided professional consulting services to the Company and acted in the capacity of its Director;

D. The Executive is currently an employee of Cleary, providing professional services in connection with the uranium operations of Cleary and one or more of its affiliated companies.

E. The Company desires to retain the Executive to continue as a Director, and furthermore to act in the capacity of President and Chief Executive Officer of the Company, and the Executive is desires to accepting such positions, in order to provide such related services to the Company (collectively, the "GENERAL SERVICES'''');

F. Cleary is willing to allow the Executive to provide to the Company the General Services hereunder in accordance with the terms and conditions hereof.

G. Since the introduction of the Company to Cleary and the Executive (in combination called the "Parties"), the Parties hereby acknowledge and agree that there have been various discussions, negotiations, understandings and agreements between them relating to the terms and conditions of the General Services and, correspondingly, it is their intention that the terms and conditions of this agreement (the "AGREEMENT") will replace, in their entirety, all such prior discussions, negotiations, understandings and agreements with respect to the General Services;

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H. The Parties hereto have agreed to enter into this Agreement which replaces, in its entirety, all such prior discussions, negotiations, understandings and agreements, and, furthermore, which necessarily clarifies their respective duties and obligations with respect to the General Services to be provided hereunder, all in accordance with the terms and conditions of this Agreement;

I. The Parties do not wish this Agreement to be an employment agreement and intend to maintain a an independent contractor relationship whereby Geary will cause the Executive, as an employee of Geary, to provide the General Services hereunder. Geary shall be entitled to cause the Executive or other appropriate employees of Geary to allocate, in its discretion, the amount of time appropriate to providing General Services to the Company and the manner of the provision of any part of the General Services. Geary may choose the location from which the Executive's General Services are rendered, select the times during which such General Services are rendered, and the optimal form of communication through which to deliver or provide such General Services. Provided however, all decisions of Geary in rendering the General Services must be made in good faith, in the best mutual interests of Geary and the Company, and carried out in a manner that is generally consistent with accepted industry standards for the provision of such General Services.

G This Agreement when duly signed and accepted by Geary and Executive; will define the duties, responsibilities and obligations of Geary and the Executive; set forth and provide the consideration, expense allowances and any other consideration offered or provided to Geary hereunder; and as offered by the Company to other independent contractors providing professional services and consulting services to the Company.

NOW THEREFORE, in consideration of the recited ongoing relationship of the Parties and the promises, covenants, assurances, agreements and financial compensation provided by and between the Parties all of which is mutually acknowledged as good and sufficient consideration, by and between the Parties hereto, and the Company and the Executive hereby promise, covenant and agree as follows:

1.       REMUNERATION

1.1 The Company shall pay to Geary consideration, including a monthly invoiced service fee payments and an expense allowance, as set out under Schedule "A" hereto (or such other rates or amounts as may from time to time be agreed to by and between Geary and the Company in writing and where so agreed, any changes or amendments hereto will be incorporated into this Agreement by the appropriate amendment to Schedule "A").

1.2 The terms and conditions for payment of monthly service fees, expense allowances, reimbursement for the cost of providing the General Services and other similar matters relating to financial consideration payable to Geary hereunder are only binding on the Parties and form part of this Agreement when reduced to writing, signed by the Parties or their respective authorized signatories, and provided either in the body of this Agreement or in the further terms and conditions attached hereto under Schedule "A".

1.3 The compensation provided for herein will be inclusive of any remuneration otherwise payable to the Executive may be for serving as a director of the Company or any subsidiary of the Company at the request of the Company during the currency of this Agreement.

2.       EXPENSES

2.1 The Company shall reimburse Geary the full amount for all expenses reasonably incurred by the Executive in the proper performance of the General Services, where such expenses are pre-approved under this

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         Agreement, pre-approved in writing by the Company's Board of Directors
         (the "Board") or the controller of the Company at any specified rate or amount, or upon the Executive providing such receipts or other evidence as the Company may reasonably require.

3. NOTICE OF TERMINATION AND TERMINATION OF THE AGREEMENT

3.1 Any Party can terminate this Agreement (herein called "Termination") upon thirty (30) days written notice (herein called "Notice of Termination") to the other Parties.

3.2 In the event that the Company terminates this Agreement for any reason without providing the required Notice of Termination, then the Company shall pay Cleary the amount of the Monthly Service Fee as provided in Schedule "A" hereto.

3.3 Cleary is required to provide Notice of Termination herein to the Company and its failure to do so will entitle the Company to only pay the Monthly Services Fee on a prorated basis up to the date of the Executive's Termination without notice.

3.4 All expenses and other reimbursable cost payable to Cleary hereunder are payable to the date of effective Termination where Notice of Termination is provided hereunder or to the date of actual Termination where the no Notice of Termination is provided hereunder.

4.       TERM OF AGREEMENT

4.1 Unless otherwise agreed to in writing by the Parties, this Agreement will commence on the Effective Date and continue on a month to month basis until Terminated.

5.       GENERAL SERVICES

5.1 During the continuance of this Agreement the Company hereby agrees to appoint and to retain the Executive as a Director and as the President and Chief Executive Officer of the Company, respectively. The Executive hereby agrees to be subject to the direction and supervision of, and to have such authority as is delegated to the Executive by, the Board of Directors, consistent with such positions. The Executive also agrees to accept such positions in order to carry out the duties of a Director and to provide such related services, associated with the positions of President and Chief Executive Officer, as the Board of Directors may, from time to time, reasonably assign to the Executive and as may be necessary for the ongoing maintenance and development of the Company's various Business interests during the continuance of this Agreement (herein collectively described as the "GENERAL SERVICES"). Cleary hereby approves of the appointment of the Executive to fulfill the General Services.

5.2 It being expressly acknowledged and agreed by the Parties that the Executive will initially commit to and provide to the Company the General Services on the basis set forth herein. In this regard it is hereby acknowledged and agreed that the Executive, as President and Chief Executive Officer, shall be entitled to communicate with and shall rely upon the immediate advice, direction and instructions of the Chairman of the Board of Directors of the Company, or upon the advice or instructions of such other Director or officer of the Company as the Chairman of the Board of Directors of the Company shall, from time to time, designate in times of the Chairman's absence, in order to initiate, coordinate and implement the General Services as contemplated herein subject, at all times, to the final direction and supervision of the Board of Directors.

5.3 Without in any manner limiting the generality of the General Services to be provided as set forth in Section 5.1 and 5.2 herein and subject to the provisions of letter "G" of the Whereas Clauses hereof, it is hereby also acknowledged and agreed that Executive will, during the continuance of this Agreement, devote a substantial amount of professional and business effort, energy and enterprise, both as to the time and commitment, to the General Services.


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5.4      The Executive will perform the said General Services faithfully, diligently, to the best of the Executive's capabilities with the resources at its disposal and in the best interests of the Company, taking into account the employment obligations of the Executive to Cleary.

5.5 Included in the general definition and meaning of General Services, hereunder, are those duties, responsibilities and obligations that the Executive has agreed to be bound by as a Director.

5.6 In any event the Executive will not engage in any activity which is in a conflict of interests with its engagement under this Agreement or contrary to the best interests of the Company or Cleary. In that regard, the Executive, Cleary and the Company shall regularly consult and make necessary and appropriate records available to one another to assure them, and each of them, that no potential or actual conflict of interest arises in the performance of the responsibilities hereunder by the Executive.

5.       NO CONTRACT OF EMPLOYMENT

6.       CONFIDENTIALITY, NON-DISCLOSURE, NON-COMPETITION AND NON-CIRCUMVENTION

6.1 Subject to the provisions of Section 5.6 hereof to prevent conflicts of interest, Cleary and the Executive hereby covenant, promise and agree that they will be provided with confidential, proprietary and valuable information by the Company about its clients, properties, prospects and financial circumstances from time to time during the currency of this Agreement, in order to permit the Executive to properly, effectively and efficiently carry out its tasks, duties and activities hereunder. However, by providing such disclosure of Confidential Information to the Executive, the Company relies on the Executive to hold such information as confidential and only disclose the same to those parties, whether directors, officers, employees, agents, representatives or clients and contacts of the Executive "who need to know", in order that the Executive can carry out the objects of this Agreement as provided for herein and as communicated as between the Company and the Executive during the currency of this Agreement. Due to the nature of the relationship of the Executive to the Company no more precise limitations can be placed on the Executive's use and disclosure of Confidential Information received from the Company pursuant hereto than as described herein.

6.2 The general nature of the Agreement between the Parties is that of Cleary and the Executive acting as an independent contractor and consultant to the Company, whereby the Executive will act on the Company's behalf in the promotion of the Company's interests and by way of introductions, consulting to and advising of the Company on matters related to the Business. With the broad mandate and scope of this relationship the Company must rely on the fiduciary duty of good faith that the Executive owes the Company as provide under this Agreement and as a Director and Officer of the Company, when the Company is making disclosure to the Executive of Confidential Information about Business opportunities and competitive advantages which the Company has cultivated and developed. All Confidential Information is disclosed to the Executive is on the strict condition that the Executive, will not now or at any future time, use such Confidential Information received from the Company hereunder in any manner inconsistent with the best interests of the Company, except with the express written permission of the Company. The result of these terms and conditions of disclosure of Confidential Information to the Executive by the Company is that the Executive will:

         (a) Only disclose such Confidential Information on a "need to know" basis, but it will be up to the Executive's reasonable discretion in acting on behalf of and in the best interests of the Company to determine what group or groups "need to know" about such information pursuant to the nature and scope of this Agreement;

         (b) The disclosure of confidential information from the Company to the Executive further to the intents and purposes of this Agreement will prohibit the Executive from directly or indirectly using the

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         Confidential Information in a manner that is in conflict with or contrary to the best interests of the Company, except with the Company's written consent;

         (c) The Executive will not use Confidential Information in a manner that in the view of the Company would constitute a direct or indirect use for a purpose which is in competition with the best interests of the Company or would be a circumvention of the Company's right or interest in a particular Business opportunity.

         (d) The meaning of Confidential Information (herein called "Confidential Information") will include any information disclosed by the Company that is declared by the Company either verbally or in writing, depending on the means of communication of such Confidential Information by the Company to the Executive.

         (e) The restrictions on disclosure of Confidential Material do not apply to any of the following circumstances:

         (i) Information forming part of the public domain, which became such through no disclosure or breach of this Agreement on the Executive's behalf;

         (ii) Information which the Executive can independently prove was received from a Third Party, which was legally entitled to disclose such information;

         (iii) Information which the Executive is legally obligated to disclose in compliance with any applicable law, statute, regulation, order, ruling or directive of an official, tribunal or agency which is binding on the Executive, provided that the Executive must also provide the Company with notice of such disclosure at or before releasing or disclosing the Confidential Information to such official, tribunal or agency so that the Company is afforded an opportunity to file a written objection to such disclosure with such official, tribunal or agency.

6.3 The Executive understands, acknowledges and agrees the covenants to keep the Confidential Information confidential and not disclosed it to Third Parties, except in conformity with this Agreement, is necessary to protect the proprietary interests of Company in such Confidential Information and a breach of these covenants would cause significant loss to the Company in regard to its competitive advantage, market opportunities and financial investment associated with protection of its Confidential Information.

6.4 The Executive further understands, acknowledges and agrees that a breach of its covenants of confidentiality, non-disclosure, non-competition and non-circumvention under this Section 6 (in combination the "Covenants of Confidentiality, Non-Circumvention and Non Disclosure"), will likely cause such irreparable harm to the Company that damages alone would be an inadequate remedy and the Executive consents and agrees that equitable remedies including injunctive relief against any further breach which is reasonably justified in addition to any claim for damages based on a breach of these covenants.

6.5 The Parties mutually acknowledge, confirm and agree that the Covenants of Confidentiality, Non-Circumvention and Non-Disclosure will survive Termination of this Agreement and will continue to bind the Executive to protect the Company's interest in such Confidential Information disclosed pursuant hereto.

GENERAL CLAUSES

7.       GOVERNING LAW AND JURISDICTION

7.1 This Agreement shall be governed by and interpreted in accordance with the laws of the State of Nevada, without giving effect to the principles of conflicts of law thereof.

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7.2      Unless otherwise mutually agreed to in writing by the Parties, any action, proceeding or arbitration in regard to a dispute or direction relating to the subject matter of this Agreement will be solely within the jurisdiction of the appropriate court, tribunal or arbitrator of competent jurisdiction within the State of Nevada.


8.       NOTICE

8.1 All notices to be given with respect to this Agreement, unless otherwise provided for, shall be given to Cleary, the Company and the Executive at the respective addresses, fax numbers and email addresses shown below or otherwise communicated by the Parties to each other for such notice and service matters during the currency of this Agreement.

9.2 All notices, requests, demands or other communications made by a Party will be deemed to have been duly delivered: (i) on the date of personal delivery utilizing a process server, courier or other means of physical delivery to the intended recipient ("Personal Service"); or (ii) on the date of facsimile transmission (the "Fax") on proof of receipt of the Fax; or (iii) on the date of electronic mail (the "email") with verifiable proof of receipt of such email; or (iv) on the seventh (7th) day after mailing by registered mail with postage prepaid ("Registered Mail"), to the Party's address, Fax number, email address set out in this Agreement or such other addresses Fax numbers or email address as the Parties or their Representatives may have from time to time during the currency of this Agreement or thereafter and communicated to the other Parties for the purposes of this Agreement.


                        TO: URANIUM INTERNATIONAL CORP.

                          C/o Sierra Corporate Services
                       100 W. Liberty Street, 10th Floor
                                  Reno,NV 89501
                               Tel: (775) 778 2000
                               Fax: (775) 778 2000

                                       Or


                      C/o Diane D. Dalmy, Attorney At Law
                              8965 W. Cornell Place
                            Lakewood, Colorado 80227
                               Tel: (303) 985-9324
                              Fax: (303) 988-6954
                           Email:ddalmy@earthlink.net


                              TO: RICHARD M. CHERRY
                                 429 Summit Way
                                Norman, OK 73071
                           Office Phone (405) 310-3728
                            Cell Phone (405) 239-0805
                       E-mail: richard.cherry@iprco.net

                        To: Cleary Petroleum Corporation

                              c/o Douglas B. Cleary
                     2601 Northwest Expressway, Suite 801 W
                             Oklahoma City, Oklahoma
                               Tel: (405) 848-5019
                              Fax: (405) 848-0748

                                 With a copy to:

                             Clell I. Cunningham III
                          Dunn, Swan & Cunningham, P.C.
                            210 Park Ave., Suite 2800
                          Oklahoma City, Oklahoma 73102
                               Tel: (405) 235-8318
                              Fax: (405) 235-9605
                              Email:skip@dscpc.com


9.       ENTIRE AGREEMENT

9.1 This Agreement constitutes the entire agreement between the Parties with respect to the subject matter hereof and replaces, restates in full and supersedes all other prior agreements and understandings, both written and oral.

10       ASSIGNMENTS

10.1 The Parties agree that neither will assign this Agreement without prior written consent of the other Party.

11.      INUREMENT

11.1 This Agreement shall be binding upon and inure to the benefit of the parties and their respective successors and authorized assigns. Any attempt by either party to assign any rights, duties or obligations that may arise under this Agreement without the prior written consent of the other party shall be void.

12.      ENTIRE AGREEMENT AND SEVERANCE

12.1 This document contains the entire agreement between the Parties with respect to the subject matter hereof, and neither Party is relying on any agreement, representation, warranty, or other understanding not expressly stated herein. In the event that any provision of this Agreement will be held to be invalid, illegal or unenforceable in any circumstances, the remaining provisions will nevertheless remain in full force and effect and will be construed as if the unenforceable portion or portions were deleted.

13.      TIME IF OF THE ESSENCE

13.1 Time is of the essence in this Contract and all Collateral Agreements hereto. A waiver of the strict performance requirements hereunder in on instance will not constitute a waiver for any other instance where time for performance is specified this Contract and all Collateral Agreements hereto.

14       COUNTERPARTS AND EXECUTION ELECTRONICALLY

14.1 Where the Parties hereto or their authorized signatories have signed, sealed and duly executed this Agreement effective the date above shown whether as a whole document in original form or in several

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         counterparts; each such counterpart shall be considered as an original and in combination comprises the formal execution hereof. The Parties acknowledge and consent to the execution of this Agreement and all related documents and notices pursuant hereto by electronically scanned signatures or facsimile transmission, either of which will constitute good and sufficient execution, service and notice for all intents and purposes hereunder and will be deemed to be as effective as if an originally "signed-in-hand" physical document was used instead.


THE REMAINDER OF THIS PAGE IS INTENTIONALLY LEFT BLANK.





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IN WITNESS WHEREOF this Agreement is hereby signed, sealed and duly executed by the Parties or their duly authorized signatories on the Effective Date first above written.




The COMMON SEAL of URANIUM INTERNATIONAL CORP.   )
(the "Company") herein, was hereunto affixed     )
in the presence of:                              )
                                                 )
_________________________________________________) (C/S)
Authorized Signatory                             )


CLEARY PETROLEUM CORPORATION                     )
an Oklahoma corporation                          )
                                                 )
/s/ DOUGLAS B. CLEARY                            )
_________________________________________________) (C/S)
By:  Douglas B. Cleary, President                )



SIGNED, SEALED and DELIVERED by                  )
RICHARD M. CHERRY or the Corporate Nominee       )
(the "Executive") herein, in the presence of:    )
                                                 )
                                                 )
/s/ WILLIAM I. CHURCHILL                         )
________________________________________________ )
Witness to Signature                             )
                                                 )  /s/ RICHARD M. CHERRY
524 EAST OAK PLACE, EDMOND, OK 73003             )  ___________________________
________________________________________________ )      Richard M. Cherry
Witness Address                                  )
                                                 )
WILLIAM I. CHURCHILL, MANAGER                    )
________________________________________________ )
Witness Name and Occupation                      )
                                                 )


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                SCHEDULE A - ESA OF RICHARD M. CHERRY OR NOMINEE

                        FINANCIAL TERMS AND ARRANGEMENTS

1.       Monthly Fees for General Services

The Company will pay to Cleary the amount of $25,000.00 as a monthly service fee (the "Monthly Service Fee")

2.       Other Matters

2.1 As further consideration for this Agreement, the Parties agree as follows:

         (I) The Company will grant to Executive stock options representing one million (1,000,000) shares at one dollar and seventy-five cents ($1.75) per share. Cleary shall have no right, title or interest in or to such stock options.

                    CONSENT TO ACT AS A DIRECTOR AND OFFICER



         I hereby consent to act as a Director, President and Chief Executive Officer (CEO) of Uranium International Corp. (the "COMPANY") and hereby certify that:

1. I am not disqualified from becoming or acting as a director of the Company pursuant to the NEVADA REVISED STATUTES: Chapter 78, as amended, the requirements for which are appended hereto as Exhibit "A".

2.       My residential address is as follows:

          Richard M. Cherry, of 429 Summit Way, Norman, Oklahoma 73071.

3. This consent was given before my appointment and/or election to the board or directors of the Company as a director of the Company (a "Director"); and my appointment to the executive officer positions of President and CEO.

4. This consent shall continue in effect from year to year so long as I am re-appointed or reelected as a Director, but in the event I revoke this consent, or in the event I resign as a Director, this consent shall cease to have effect from the effective date of such revocation or resignation.

5. This consent also applies to and has the same effect regarding my executive officer positions with the Company, as my consent to Director provided under clause 4 above.

         Dated at Norman, Oklahoma effective on this 1st day of April, 2008.


         /s/ RICHARD M. CHERRY
         _____________________
             Richard M. Cherry